Exhibit 14



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated August 14, 1996, accompanying the financial statements and financial highlights of Citizens Income Portfolio and Muir California Tax- Free Income Portfolio, each a series of shares of beneficial interest of Citizens Trust, appearing in the Annual Report to Shareholders for the year ended June 30, 1996 which is incorporated by reference in the Registration Statement on Form N-14 of Citizens Trust. We consent to the use of the aforementioned report and to the references to our Firm in the Registration Statement.

                                                          TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 18, 1997